Exhibit 99

News Release
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Strong Fourth Quarter
and Record Full Year 2014 Operating Results

- Record full year GAAP earnings of $2.22 per share
- Achieved 9% year-over-year growth in noninterest income
- Quarterly cash dividend increased for the 22nd consecutive year

                        SYRACUSE, N.Y. — January 21, 2015 — Community Bank System, Inc. (NYSE: CBU) reported fourth  quarter 2014 net income of $23.1 million, an increase of 49.5% compared with $15.5 million earned for the fourth quarter of 2013.  Diluted earnings per share totaled $0.56 for the fourth quarter of 2014, compared with $0.38 per share reported in the fourth quarter of 2013, which included $0.15 per share of acquisition expenses and net losses on sales of investment securities and debt extinguishments.  Full year net income increased by $12.5 million, or 15.9%, and earnings per share of $2.22 were $0.28 or 14.4% higher than 2013.

“Our fourth quarter results mirrored a strong 2014 operating performance characterized by solid revenue growth, organic expansion of the loan portfolio, a continuation of our stable and favorable asset quality profile and improved operating leverage,” said President and Chief Executive Officer Mark E. Tryniski.  “We continue to focus on building additional value into our enterprise through selective acquisitions, disciplined lending and a consistent approach to business regardless of economic conditions.  In July we increased our quarterly dividend by 7.1% to $0.30 per share, marking the twenty-second consecutive year of dividend increases for the Company.  We believe that this demonstrates the Company’s commitment to the payment of a meaningful and growing dividend as an important component of providing consistent and favorable long-term returns to our shareholders.”

Total revenue for the fourth quarter of 2014 was $91.7 million, an increase of $2.8 million, or 3.2%, over the prior year quarter (excluding the $6.9 million of net losses on sales of investment securities and debt extinguishments recorded in the fourth quarter of 2013).  Higher revenue was generated as a result of a 1.6% increase in average earning assets along with continued strong noninterest income generation, as well as a one basis point improvement in the net interest margin from the prior year quarter.  Continued organic growth drove a $1.3 million, or 9.0% increase in the Company’s revenue from its wealth management and employee benefit services businesses.  Revenue from deposit and other banking services, and mortgage banking increased year-over-year by $0.4 million, or 2.9%.  The year-over-year revenue growth was supported by an increased core deposit account base resulting from solid organic growth in addition to the successful integration of eight branch locations acquired in Pennsylvania from Bank of America in late 2013.  The quarterly provision for loan losses of $2.5 million was $0.7 million lower than the fourth quarter of 2013, reflective of lower levels of net charge-offs and improved non-performing asset and delinquent loan ratios.  Total operating expenses of $56.7 million for the quarter were $1.5 million higher, or 2.7%, than the fourth quarter of 2013, excluding $2.1 million of acquisition expenses incurred in the fourth quarter of 2013.  The additional $1.5 million of recurring operating expenses in the current quarter compared to the fourth quarter of 2013 were driven primarily by the additional operating costs associated with the branch acquisition completed in December 2013.

Fourth quarter 2014 net interest income was $61.8 million, an increase of $1.1 million, or 1.8%, compared to the fourth quarter of 2013.  In addition to the $0.4 million benefit to interest expense from an improved deposit funding mix, growth in net interest income was driven by a $2.1 million decrease in borrowing interest expense resulting from the balance sheet repositioning actions completed in 2013.  These actions contributed significantly to the lowering of the cost of borrowed funds by 98 basis points, year-over-year.  Improved funding costs were offset by a 14-basis point decline in earning asset yields, driven by lower blended interest rates on loans and investment securities.  While average loan balances grew $154.4 million, or 3.8%, average loan yields declined 18 basis points year-over-year, resulting in a $0.2 million reduction in quarterly loan income.  Investment income was $1.2 million lower than the fourth quarter of 2013 as average investment securities balance (including cash equivalents) declined by $47.5 million, and the yield fell 12 basis points.

Fourth quarter noninterest income increased $1.7 million to $29.9 million, representing an increase of 6.0% compared to last year’s fourth quarter, excluding the $6.9 million of net losses incurred on sales of investment securities and debt extinguishments in the fourth quarter of 2013.  Income expanded across virtually all banking and financial services categories, with the lone exceptions being a $0.4 million decline in other banking services and mortgage banking-related revenues.  Financial services revenue continued to grow as wealth management revenues increased $0.4 million or 9.0% over fourth quarter 2013, while employee benefit services revenue grew 9.1% to $10.9 million.  Strong customer expansion and market momentum from 2013 continued in 2014 and drove the improved performance.  Deposit service revenues grew $0.8 million, or 6.2%, to $13.5 million, reflecting solid core deposit account growth as a result of the branch acquisition and organic growth initiatives across the franchise.

Fourth quarter 2014 operating expenses of $56.7 million increased $1.5 million, or 2.7% over the fourth quarter of 2013, excluding $2.1 million of acquisition expenses incurred in the prior year quarter.  Salaries and employee benefits increased $0.6 million, or 1.9%, and included the additional personnel from the branch acquisition, as well as planned merit increases.  These increases were partially offset by lower retirement plan expenses related to favorable plan asset performance and discount rate changes.  All other expenses, excluding acquisition expenses, increased 3.8% and reflected the increased costs of operating an expanded franchise as well as continued investment in the Company’s technology infrastructure.

The fourth quarter 2014 effective income tax rate of 28.8% was higher than the 28.2% in last year’s fourth quarter, reflecting a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets of $6.69 billion for the fourth quarter of 2014 were up $22.4 million from the third quarter of 2014, and were $107.0 million higher than the fourth quarter of 2013.  Compared to the prior year, overall average earning asset balances included growth of $154.4 million in average loan balances, while average investment securities and interest-earning  cash balances declined by $47.5 million.  Average deposit balances grew $30.7 million compared to the third quarter of 2014, and were $287.1 million higher than the fourth quarter of 2013, principally due to the branch acquisition.  Average borrowings in the fourth quarter of 2014 of $406.6 million were $227.9 million, or 35.9% lower than the prior year quarter.

Ending loans at December 31, 2014 increased $127.1 million, or 3.1%, year-over-year, reflecting solid organic growth in the Company’s consumer lending portfolios, which was generally consistent with market demand characteristics.  Ending loans increased $19.0 million from September 30, 2014, driven by growth in business lending and consumer mortgages.  Investment securities totaled $2.51 billion at December 31, 2014, a level consistent with the end of the third quarter of 2014, and up $294.2 million from the end of 2013.

Shareholders’ equity of $987.9 million at December 31, 2014 was $112.1 million, or 12.8% higher than the prior year quarter-end, primarily due to strong earnings generation and capital retention over the last four quarters, as well as the impact in AOCI of a higher level of unrealized gains from investment securities at the end of 2014.  The Company’s net tangible equity to net tangible assets ratio was 8.92% at December 31, 2014, up from 7.68% at December 31, 2013.  The Company’s Tier 1 leverage ratio grew to 9.96% for the current quarter, up 67 basis points from the fourth quarter of 2013.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $2.5 million for the fourth quarter, compared to $2.9 million for the fourth quarter of 2013 and $1.1 million for the third quarter of 2014.  Net charge-offs as an annualized percentage of average loans measured 0.23% in the fourth quarter of 2014, compared to 0.29% in the prior year fourth quarter and 0.10% in the third quarter of 2014.  Full year net charge-offs were 0.15% of average loans compared to 0.17% in 2013.  Nonperforming loans as a percentage of total loans at December 31, 2014 were 0.56%, consistent with 0.57% at September 30, 2014 and 0.54% of total loans at December 31, 2013.  The total loan delinquency ratio of 1.46% at the end of the fourth quarter was down three basis points from the end of the fourth quarter of 2013.  The fourth quarter provision for loan losses of $2.5 million was $0.8 million, or 44.9% higher than the third quarter of 2014, and $0.7 million, or 20.5%, lower than the fourth quarter of 2013 due primarily to lower net charge-off levels than the previous year’s fourth quarter.  The allowance for loan losses to nonperforming loans was 190% at December 31, 2014, comparable with the 189% and 201% levels at the end of the third quarter of 2014 and the end of the fourth quarter of 2013, respectively.

Increased Cash Dividend Declared

In July and November of 2014, the Company’s Board of Directors declared quarterly cash dividends of $0.30 per share on its’ common stock.  The $0.30 quarterly dividend was a $0.02 per share or 7.1% increase over the $0.28 per share paid in the prior four quarters.  This marked the Company’s 22nd consecutive year of increased dividend payouts to shareholders.  Using the closing price of $34.85 a share on the Company’s common stock as of Tuesday, January 20th, the $0.30 quarterly dividend provides an annualized yield of 3.44%.

Also, as previously announced, in December the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock during a twelve-month period starting January 1, 2015.  Such repurchases may be made at the discretion of senior management depending on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The Company repurchased 123,000 shares of its common stock in 2014.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Thursday, January 22nd) to discuss fourth quarter and full year results.  The conference call can be accessed at 888-430-8691 (1-719-325-2177 if outside United States and Canada) using the conference ID code 9818037.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=101346.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 190 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $7.5 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning and wealth management services and operates a full service insurance agency providing personal and business insurance products. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, actuarial and consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Earnings	2014	2013	2014	2013
Loan income	$46,878	$47,061	$185,527	$188,197
Investment income	17,707	18,901	70,693	75,962
Total interest income	64,585	65,962	256,220	264,159
Interest expense	2,829	5,326	11,792	26,065
Net interest income	61,756	60,636	244,428	238,094
Provision for loan losses	2,531	3,185	7,178	7,992
Net interest income after provision for loan losses	59,225	57,451	237,250	230,102
Deposit service fees	13,496	12,714	52,756	49,357
Revenues from mortgage banking and other banking services	1,149	1,516	5,814	5,245
Wealth management services	4,341	3,984	17,870	15,550
Employee benefit services	10,942	10,032	42,580	38,596
Gain on sales of investment securities	0	16,969	0	80,768
Loss on debt extinguishments	0	(23,836)	0	(87,336)
Total noninterest income	29,928	21,379	119,020	102,180
Salaries and employee benefits	30,987	30,412	123,077	121,629
Occupancy and equipment	6,724	6,782	27,948	27,045
Amortization of intangible assets	994	1,061	4,287	4,469
Litigation settlement	0	0	2,800	0
Acquisition expenses	0	2,105	123	2,181
Other	17,979	16,923	68,345	65,931
Total operating expenses	56,684	57,283	226,580	221,255
Income before income taxes	32,469	21,547	129,690	111,027
Income taxes	9,336	6,070	38,337	32,198
Net income	$23,133	$15,477	$91,353	$78,829
Basic earnings per share	$0.57	$0.38	$2.24	$1.96
Diluted earnings per share	$0.56	$0.38	$2.22	$1.94

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014				2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$46,878	$46,883	$46,073	$45,693	$47,061
Investment income	17,707	17,404	18,036	17,546	18,901
Total interest income	64,585	64,287	64,109	63,239	65,962
Interest expense	2,829	2,893	2,939	3,131	5,326
Net interest income	61,756	61,394	61,170	60,108	60,636
Provision for loan losses	2,531	1,747	1,900	1,000	3,185
Net interest income after provision for loan losses	59,225	59,647	59,270	59,108	57,451
Deposit service fees	13,496	13,833	13,172	12,255	12,714
Revenues from mortgage banking and other banking services	1,149	1,867	1,608	1,190	1,516
Wealth management services	4,341	4,617	4,438	4,474	3,984
Employee benefit services	10,942	10,755	10,448	10,435	10,032
Gain on sales of investment securities	0	0	0	0	16,969
Loss on debt extinguishments	0	0	0	0	(23,836)
Total noninterest income	29,928	31,072	29,666	28,354	21,379
Salaries and employee benefits	30,987	30,941	30,409	30,740	30,412
Occupancy and equipment	6,724	6,617	6,916	7,691	6,782
Amortization of intangible assets	994	1,051	1,101	1,141	1,061
Litigation settlement	0	2,800	0	0	0
Acquisition expenses	0	0	0	123	2,105
Other	17,979	17,402	16,738	16,226	16,923
Total operating expenses	56,684	58,811	55,164	55,921	57,283
Income before income taxes	32,469	31,908	33,772	31,541	21,547
Income taxes	9,336	9,537	10,096	9,368	6,070
Net income	23,133	22,371	23,676	22,173	15,477
Basic earnings per share	$0.57	$0.55	$0.58	$0.55	$0.38
Diluted earnings per share	$0.56	$0.54	$0.57	$0.54	$0.38
Profitability
Return on assets	1.22%	1.19%	1.28%	1.23%	0.84%
Return on equity	9.35%	9.25%	10.13%	9.92%	7.04%
Return on tangible equity(3)	14.57%	14.66%	16.34%	16.37%	11.78%
Noninterest income/operating income (FTE) (1)	31.3%	32.2%	31.3%	30.7%	30.5%
Efficiency ratio (2)	58.3%	57.0%	57.0%	59.2%	58.5%
Components of Net Interest Margin (FTE)
Loan yield	4.43%	4.48%	4.51%	4.55%	4.61%
Cash equivalents yield	0.19%	0.17%	0.23%	0.25%	0.22%
Investment yield	3.43%	3.37%	3.48%	3.46%	3.54%
Earning asset yield	4.06%	4.06%	4.12%	4.13%	4.20%
Interest-bearing deposit rate	0.16%	0.17%	0.17%	0.19%	0.21%
Borrowing rate	0.88%	0.87%	0.91%	0.90%	1.86%
Cost of all interest-bearing funds	0.22%	0.23%	0.23%	0.25%	0.41%
Cost of funds (includes DDA)	0.18%	0.18%	0.19%	0.20%	0.33%
Net interest margin (FTE)	3.89%	3.89%	3.94%	3.94%	3.88%
Fully tax-equivalent adjustment	$3,804	$3,923	$3,972	$3,834	$3,666

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014				2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$4,223,653	$4,180,283	$4,121,976	$4,099,827	$4,069,204
Cash equivalents	11,260	8,225	9,535	9,782	11,085
Taxable investment securities	1,830,375	1,834,590	1,839,488	1,833,296	1,861,206
Nontaxable investment securities	622,365	642,114	659,662	638,975	639,199
Total interest-earning assets	6,687,653	6,665,212	6,630,661	6,581,880	6,580,694
Total assets	7,495,814	7,457,409	7,407,151	7,333,082	7,278,167
Interest-bearing deposits	4,689,788	4,671,216	4,754,636	4,736,746	4,546,591
Borrowings	406,610	427,051	385,150	402,549	634,472
Total interest-bearing liabilities	5,096,398	5,098,267	5,139,786	5,139,295	5,181,063
Noninterest-bearing deposits	1,293,760	1,281,626	1,224,515	1,197,922	1,149,873
Shareholders' equity	981,737	959,484	937,532	906,787	872,567
Balance Sheet Data
Cash and cash equivalents	$138,396	$157,500	$161,903	$153,417	$149,647
Investment securities	2,512,974	2,506,242	2,534,419	2,506,221	2,218,725
Loans:
Business lending	1,262,484	1,251,178	1,247,129	1,246,070	1,260,364
Consumer mortgage	1,613,384	1,598,298	1,580,584	1,579,322	1,582,058
Consumer indirect	833,968	841,975	797,297	755,849	740,002
Home equity	342,342	339,121	339,345	340,760	346,520
Consumer direct	184,028	186,672	183,448	174,357	180,139
Total loans	4,236,206	4,217,244	4,147,803	4,096,358	4,109,083
Allowance for loan losses	45,341	45,273	44,615	44,197	44,319
Intangible assets, net	386,973	387,966	389,018	390,119	390,499
Other assets	260,232	278,964	272,815	295,310	272,229
Total assets	7,489,440	7,502,643	7,461,343	7,397,228	7,095,864
Deposits:
Noninterest-bearing	1,324,661	1,279,052	1,257,223	1,225,977	1,203,346
Non-maturity interest-bearing	3,837,603	3,881,249	3,872,262	3,928,230	3,766,145
Time	773,000	807,030	841,810	884,681	926,553
Total deposits	5,935,264	5,967,331	5,971,295	6,038,888	5,896,044
Borrowings	338,000	343,805	319,408	217,110	141,913
Subordinated debt held by unconsolidated subsidiary trusts	102,122	102,115	102,109	102,103	102,097
Accrued interest and other liabilities	126,150	123,868	113,516	120,991	79,998
Total liabilities	6,501,536	6,537,119	6,506,328	6,479,092	6,220,052
Shareholders' equity	987,904	965,524	955,015	918,136	875,812
Total liabilities and shareholders' equity	7,489,440	7,502,643	7,461,343	7,397,228	7,095,864
Capital
Tier 1 leverage ratio	9.96%	9.79%	9.64%	9.48%	9.29%
Tangible equity/net tangible assets (3)	8.92%	8.57%	8.44%	7.97%	7.68%
Diluted weighted average common shares O/S	41,248	41,260	41,269	41,152	41,061
Period end common shares outstanding	40,748	40,707	40,688	40,658	40,431
Cash dividends declared per common share	$0.30	$0.30	$0.28	$0.28	$0.28
Book value	$24.24	$23.72	$23.47	$22.58	$21.66
Tangible book value(3)	$15.63	$15.04	$14.74	$13.79	$12.80
Common stock price (end of period)	$38.13	$33.59	$36.20	$39.02	$39.68

Summary of Financial Data
(Dollars in thousands, except per share data)
	2014				2013
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$20,731	$21,323	$21,991	$21,669	$19,473
Accruing loans 90+ days delinquent	3,105	2,690	1,930	1,977	2,555
Total nonperforming loans	23,836	24,013	23,921	23,646	22,028
Other real estate owned (OREO)	1,855	3,619	4,281	4,914	5,060
Total nonperforming assets	25,691	27,632	28,202	28,560	27,088
Net charge-offs	2,461	1,090	1,482	1,122	2,949
Allowance for loan losses/loans outstanding	1.07%	1.07%	1.08%	1.08%	1.08%
Nonperforming loans/loans outstanding	0.56%	0.57%	0.58%	0.58%	0.54%
Allowance for loan losses/nonperforming loans	190%	189%	187%	187%	201%
Net charge-offs/average loans	0.23%	0.10%	0.14%	0.11%	0.29%
Delinquent loans/ending loans	1.46%	1.32%	1.24%	1.25%	1.49%
Loan loss provision/net charge-offs	103%	160%	128%	89%	108%
Nonperforming assets/total assets	0.34%	0.37%	0.38%	0.39%	0.38%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$17,676	$17,313	$18,147	$17,755	$16,065
Accruing loans 90+ days delinquent	2,827	2,545	1,813	1,826	2,418
Total nonperforming loans	20,503	19,858	19,960	19,581	18,483
Other real estate owned (OREO)	1,469	1,794	2,303	2,645	2,832
Total nonperforming assets	21,972	21,652	22,263	22,226	21,315
Net charge-offs	2,098	1,088	1,204	1,086	1,956
Allowance for loan losses/loans outstanding	1.14%	1.14%	1.15%	1.15%	1.15%
Nonperforming loans/loans outstanding	0.52%	0.51%	0.52%	0.52%	0.49%
Allowance for loan losses/nonperforming loans	221%	226%	221%	222%	234%
Net charge-offs/average loans	0.21%	0.11%	0.13%	0.12%	0.21%
Delinquent loans/ending loans	1.39%	1.23%	1.19%	1.17%	1.44%
Loan loss provision/net charge-offs	122%	160%	155%	121%	130%
Nonperforming assets/total assets	0.30%	0.30%	0.31%	0.31%	0.32%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $35.8 million at 12/31/14) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.